EXHIBIT 99.1

RUDOLPH TECHNOLOGIES REPORTS RECORD 2012
YEAR END RESULTS

Record Revenue of $218 Million for 2012 Driven by Major Foundry and Outsourced Assembly and Test Customers;

Fourth Quarter Revenue of $54.3 Million Up 25 Percent Year-Over-Year

FLANDERS, NEW JERSEY (February 4, 2013) - Rudolph Technologies, Inc. (Nasdaq: RTEC), a leading provider of process characterization equipment and software for wafer fabs and advanced packaging facilities, today announced financial results for the fourth quarter and year ended 2012.

2012 Fourth Quarter and Year End Highlights:

•	Full year revenue of $218.5 million increased 17 percent, compared to $187.2 million in 2011, and well ahead of the overall semiconductor capital equipment industry performance.

•	Fourth quarter revenue of $54.3 million increased 25 percent compared to $43.6 million in the 2011 fourth quarter, and down from $62.2 million in the 2012 third quarter.

•	Fourth quarter GAAP net income of $29.0 million, or $0.88 per diluted share, included reversal of tax valuation allowance of $23.3 million. Non-GAAP earnings per diluted share were $0.17.

•	Gross margins continued strong at 53 percent for the fourth quarter and for the full year.

•	Cash from operations totaled $22.1 million for 2012.

2012 Business Highlights:

•
In mid-December Rudolph acquired Azores Corp., an established provider of precision photolithography steppers for the flat panel industry, and entered the semiconductor back-end lithography market with a disruptive innovation for the Advanced Packaging market. Rudolph's total lithography system contains established hardware and software solutions including the JetStep™ - a revolutionary 2X reduction stepper.

•	Rudolph's yield management system was chosen for the manufacture of high definition displays in mobile devices.

•	Rudolph's MetaPULSE® system was selected for advanced packaging R&D.

•	Rudolph delivered new metal film metrology capability to the mobile display market.

•	In late June, Rudolph acquired NanoPhotonics, adding new technologies to enhance the Company's inspection products in the high-growth Advanced Packaging market.

Industry Leading Position in Advanced Packaging Fuels Record Revenue for 2012
“2012 was an exceptional year for Rudolph Technologies,” commented Paul F. McLaughlin, Chairman and Chief Executive Officer, “and we closed the year having delivered solid operating results and wins on a number of fronts. Our leading position in the Advanced Packaging market helped to fuel record yearly revenue of $218 million, for a double-digit increase of 17 percent year-over-year. In addition, on a GAAP basis, we grew 2012 operating income by 60 percent, net income increased 75 percent, and earnings per diluted share of $1.34 increased 72 percent as compared with $0.78 for 2011. Rudolph's record-setting results for the year were achieved despite the well-documented softness in both front-end and back-end capital equipment spending in the second half of 2012.”

Strategically Positioned in High-Growth Advanced Packaging Market
“Our vision is focused on further strengthening Rudolph Technologies' position as an industry-leading provider of process characterization solutions for both the front-end and back-end of the semiconductor fabrication process,” added Mr. McLaughlin. “Through strategic innovation and positioning, we have rapidly become a key player in the emerging high-growth Advanced Packaging market, which is a significant financial driver for Rudolph's market share expansion. In 2012 our two acquisitions bolstered our position in this high-growth market. We acquired IP-rich NanoPhotonics GmbH in late June, which brought new technologies to the Rudolph product suite, adding inspection capability for new markets in unpatterned wafer inspection, specifically wafer manufacturing and mask blank inspection markets. In addition, we further expanded Rudolph with the mid-December acquisition of Azores Corp., which enabled us to enter the back-end lithography market with a breakthrough total solution for the Advanced Packaging market. Leveraging Rudolph's extensive experience supplying process control solutions in that market, we now deliver an innovative capability that is required for many of the new Advanced Packaging processes currently being developed. Our “Total Lithography Solution” delivers capability that is unique to Advanced Packaging requirements and features our new JetStep™ 2X stepper, the first of which is already installed at a leading OSAT.”

Mr. McLaughlin concluded, “Rudolph utilizes a highly strategic diversification strategy that enables us to serve multiple markets, all with above-average growth opportunities - and we enjoy the #1 or #2 market share position in most markets we serve. The new Rudolph benefits from a hybrid business model of front-end and back-end exposure, which enables the Company to mitigate the inherent cyclicality associated with the routine ebb-and-flow of the semiconductor capital equipment industry. By summer 2012, the front-end industry was experiencing a slowdown, while the back-end market was experiencing growth from a strong mobile products market. Our unique front-end and back-end business model gave rise to Rudolph's back-end customer solutions making significant contributions to the Company's overall growth in 2012. However, despite holiday sales starting off on a high note, there was a drop in consumer confidence combined with fiscal cliff issues that drove a slow finish to results at year end. Back-end bookings for the industry as whole declined to new cycle lows late in December. Nonetheless, Rudolph's revenues from our back-end customers grew from 29 percent in 2011 to 43 percent in 2012 as our expanding suite of Advanced Packaging solutions garnered increasing traction at foundry, OSAT, IDM and fabless companies. Recent stronger than expected capex spending has been forecast from several of the top chip manufacturers and it is widely anticipated that orders will rebound in the second half of 2013 for the front-end, with potential further upside if NAND capacity is needed for new mobile consumer devices. The back-end market is providing substantial long-term growth opportunities for Rudolph and is off-cycle to our front-end markets; and in fact we see back-end business strengthening in the normally stronger second and third quarters. We believe that Rudolph has demonstrated its ability to outperform in the current semiconductor capital equipment market slow down; and we are uniquely positioned to deliver notably more shareholder value in the impending up cycle in our markets.”

Fourth Quarter 2012 and Full Year Financial Results
Fourth quarter revenue totaled $54.3 million, an increase of 25 percent compared to revenue of $43.6 million in the 2011 fourth quarter and a 13 percent decrease compared with $62.2 million for the 2012 third quarter. The Azores acquisition in the fourth quarter had an immaterial impact on revenue. For the full year, revenues totaled $218.5 million, an increase of 17 percent compared to $187.2 million for 2011.

During the fourth quarter, international sales represented approximately 70 percent of revenue, while domestic sales accounted for 30 percent. In the 2012 third quarter, international sales represented approximately 88 percent of revenue and domestic sales accounted for 12 percent. Revenue from front-end semiconductor customers accounted for approximately 62 percent of revenue and back-end customers accounted for 38 percent in the 2012 fourth quarter.

Gross margin was 53 percent of revenues in both the 2012 third and fourth quarters. In the fourth quarter, gross margin was impacted by lower software revenue, but that decrease was offset by stronger customer service margins in the quarter.

Operating expenses for the fourth quarter of 2012 totaled $21.2 million, an increase of $0.1 million from $21.1 million in the 2012 third quarter. R&D expenses for the fourth quarter totaled $9.9 million, compared with $10.2 million in the 2012 third quarter. S,G&A expenses for the fourth quarter totaled $10.8 million, compared with $10.3 million in the third quarter of 2012. The increase in operating expenses is primarily due to an increase in compensations costs, mainly commissions, offset by lower projects cost for the quarter.

GAAP net income for the fourth quarter of 2012 was $29.0 million, or $0.88 per diluted share, compared with net income of $6.7 million or $0.20 per diluted share, for the third quarter of 2012. The fourth quarter results were positively impacted by the reversal of tax valuation allowances against the Company's deferred tax assets and other tax adjustments. Also impacting the quarter were costs associated with patent lawsuits, the Azores acquisition and share based compensation, which negatively impacted the financial results. Excluding the impact of the above items, which totaled $23.3 million or $0.71 per diluted share, the fourth quarter non-GAAP net income was $5.7 million, or $0.17 per diluted share. For the full year 2012, GAAP net income totaled $43.9 million or $1.34 per diluted share and non-GAAP net income totaled $24.3 million, or $0.74 per diluted share.

Balance Sheet Strength
At December 31, 2012, cash and marketable securities totaled $169.2 million and 2012 cash flow from operations totaled $22.1 million. Accounts receivable increased to $57.1 million and inventory increased to $63.4 million at year-end, both of which were impacted by the Azores acquisition. Excluding the acquisition, both accounts receivable and inventory decreased from the previous quarter. Working capital ended the year at $257.0 million.

Conference Call
Rudolph Technologies will discuss its 2012 fourth quarter results on a conference call it is hosting today at 5:00 PM EST. To access the live conference call, please dial (888) 603-6873 and reference Conference ID# 90934149. A live audio webcast will also be available to investors on the Company's website at www.rudolphtech.com. To listen to the live call, please go to the website at least fifteen minutes early to register, download and install any necessary software. A digital replay of the conference call will be available on Rudolph's website for one week following the live broadcast.

Discussion of Non-GAAP Financial Measures
In this press release, we have presented financial measures, which have not been determined in accordance with generally accepted accounting principles (GAAP) and are therefore non-GAAP financial measures. Non-GAAP financial measures exclude the impact of litigation fees, acquisition related costs, the establishment of a charitable gift program, and share-based compensation. We believe that this presentation of non-GAAP financial measures allows investors to better assess the Company's operating performance by comparing it to prior periods on a more consistent basis. We have included a reconciliation of various non-GAAP financial measures to those measures reported in accordance with GAAP. To that end, non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. Because our calculation of non-GAAP financial measures may differ from similar measures used by other companies, investors should be careful when comparing our non-GAAP financial measures to those of other companies.

About Rudolph Technologies
Rudolph Technologies, Inc. is a worldwide leader in the design, development, manufacture and support of defect inspection, advanced packaging lithography, process control metrology, and data analysis systems and software used by semiconductor device manufacturers worldwide. Rudolph provides a full-fab solution through its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down the costs and time to market of their products. The Company's expanding portfolio of equipment and software solutions is used in both the wafer processing and final manufacturing of ICs, and in adjacent markets such as FPD, LED and Solar. Headquartered in Flanders, New Jersey, Rudolph supports its customers with a worldwide sales and service organization. Additional information can be found on the Company's website at www.rudolphtech.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) which include Rudolph's business momentum and future growth; the benefit to customers of Rudolph's products and customer service; Rudolph's ability to both deliver products and services consistent with our customers' demands and expectations and strengthen its market position; Rudolph's expectations regarding semiconductor market outlook; as well as other matters that are not purely historical data. Rudolph wishes to take advantage of the “safe harbor” provided for by the Act and cautions that actual results may differ materially from those projected as a result of various factors, including risks and uncertainties, many of which are beyond Rudolph's control. Such factors include, but are not limited to, the Company's ability to leverage its resources to improve its position in its core markets; its ability to weather difficult economic environments; its ability to open new market opportunities and target high-margin markets; and the strength/weakness of the back-end and/or front-end semiconductor market segments. Additional information and considerations regarding the risks faced by Rudolph are available in Rudolph's Form 10-K report for the year ended December 31, 2011 and other filings with the Securities and Exchange Commission. As the forward-looking statements are based on Rudolph's current expectations, the Company cannot guarantee any related future results, levels of activity, performance or achievements. Rudolph does not assume any obligation to update the forward-looking information contained in this press release.

For more information, please contact:

Investors:
Steven R. Roth
973.448.4302
steven.roth@rudolphtech.com

Trade Press:
Virginia Becker
952.259.1647
virginia.becker@rudolphtech.com

(tables follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) - (Unaudited)

	December 31, 2012	December 31, 2011
		(Audited)

ASSETS
Current assets
Cash and marketable securities	$169,216	$167,559
Accounts receivable, net	57,113	41,036
Inventories	63,422	49,501
Prepaid and other assets	4,301	5,005
Total current assets	294,052	263,101
Net property, plant and equipment	11,909	12,530
Intangibles	23,729	12,306
Other assets	36,694	17,974
Total assets	$366,384	$305,911

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$15,696	$12,201
Other current liabilities	21,352	16,656
Total current liabilities	37,048	28,857
Senior convertible notes	49,010	46,524
Other non-current liabilities	9,837	8,752
Total liabilities	95,895	84,133
Stockholders’ equity	270,489	221,778
Total liabilities and stockholders’ equity	$366,384	$305,911

(tables to follow)

RUDOLPH TECHNOLOGIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Revenues	$54,299	$43,620	$218,486	$187,196
Cost of revenues	25,736	20,677	102,811	86,843
Gross profit	28,563	22,943	115,675	100,353
Operating expenses:
Research and development	9,901	9,578	39,331	36,298
Selling, general and administrative	10,806	12,740	40,225	40,826
Amortization	498	425	1,853	1,757
Total operating expenses	21,205	22,743	81,409	78,881
Operating income	7,358	200	34,266	21,472
Interest expense	1,097	1,118	4,377	1,925
Other expense (income)	229	101	482	(847)
Income (loss) before income taxes	6,032	(1,019)	29,407	20,394
Benefit for income taxes	22,964	7,249	14,458	4,832
Net income	$28,996	$6,230	$43,865	$25,226

Net income per share:

Basic	$0.90	$0.20	$1.36	$0.79
Diluted	$0.88	$0.19	$1.34	$0.78

Weighted average shares outstanding:

Basic	32,354	31,873	32,226	31,744
Diluted	33,045	32,458	32,853	32,256

(table to follow)

RUDOLPH TECHNOLOGIES, INC. RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (In thousands, except per share amounts) - (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

GAAP operating income	$7,358	$200	$34,266	$21,472
Non-GAAP adjustments:
Establishment of charitable matching gift program	—	—	—	500
Acquisition related (1)	508	—	879	—
Litigation costs	638	5,850	2,649	7,888
Share-based compensation	991	1,032	4,001	4,802
Total non-GAAP adjustments	2,137	6,882	7,529	13,190
Non-GAAP operating income	$9,495	$7,082	$41,795	$34,662

GAAP net income	$28,996	$6,230	$43,865	$25,226
Total non-GAAP adjustments	2,137	6,882	7,529	13,190
Income tax effect of non-GAAP adjustments (2)	(742)	(351)	(2,587)	(1,554)
Other tax adjustments (3)	(24,737)	(7,754)	(24,540)	(7,656)
Non-GAAP net income	$5,654	$5,007	$24,267	$29,206

Net income per share:
Basic	$0.17	$0.16	$0.75	$0.92
Diluted	$0.17	$0.15	$0.74	$0.91

1) During the three and twelve month periods ended December 31, 2012, the Company recorded acquisition related expenses of $0.5 million and $0.9 million, respectively, for costs related to the acquisition of Azores Corp. during the fourth quarter and inventory written up to fair value in purchase accounting for the year.

2) For the twelve month periods ended December 31, 2012 and 2011, the non-GAAP adjustments were taxed at a marginal tax rate of 34.3% and 11.8%, respectively.
3) Represents a tax valuation allowance reversal of $23.3 million and tax true-up adjustments of $1.3 million recorded during the twelve months ended December 31, 2012. Represents a tax valuation allowance reversal of $8.4 million, partially offset by tax true-up adjustments of $0.7 million recorded during the twelve months ended December 31, 2011.

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